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                          INSURANCE AUTO AUCTIONS, INC.

                          EMPLOYEE STOCK PURCHASE PLAN

                   (AMENDED AND RESTATED AS OF JUNE 30, 2001)

I.       PURPOSE

         The purpose of the Insurance Auto Auctions, Inc. Employee Stock Purchase Plan (the "Plan") is to promote the overall financial objectives of the Company and its shareholders by motivating Participants in the Plan to achieve long-term growth in shareholders' equity in the Company. The Plan is designed to qualify as an employee stock purchase plan under Section 423 of the Code. The adoption of the Plan, as amended and restated effective as of June 30, 2001, is expressly conditioned upon the approval of the Plan by the shareholders of the Company.

II.      DEFINITIONS

         For purposes of administration of the Plan, the following terms shall have the meanings indicated:

         "Account" means the bookkeeping account established on behalf of a Participant to which shall be credited all contributions paid for the purposes of purchasing Common Stock under the Plan, and to which shall be charged all purchases of Common Stock pursuant to the Plan.

         "Base Salary" means the regular basis earnings paid to a Participant by one or more Participating Companies during such individual's period of participation in the Plan, plus any pre-tax contributions made by the Participant to any Code Section 401(k) salary deferral plan or any Code Section 125 cafeteria benefit program now or hereafter established by the Company or any Corporate Affiliate. There shall be excluded from the calculation of Base Salary
(i) all overtime payments, bonuses, commissions, profit sharing distributions and other incentive-type payments and (ii) all contributions (other than Code
Section 401(k) or Code Section 125 contributions) made on the Participant's behalf by the Company or one or more Corporate Affiliates under any employee benefit or welfare plan now or hereafter established.

         "Board" means the Board of Directors of the Company.

         "Code" means the Internal Revenue Code of 1986, as amended from time to time.

         "Common Stock" means shares of the Company's common stock.

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         "Company" means Insurance Auto Auctions, Inc., an Illinois corporation, and any corporate successor to all or substantially all of the assets or voting stock of Insurance Auto Auctions, Inc. which shall adopt the Plan by appropriate action.

         "Corporate Affiliate" means any parent or subsidiary corporation of the Company (as determined in accordance with Code Section 424), including any parent or subsidiary corporation which becomes such after the Effective Date.

         "Effective Date" means the first day of the initial Purchase Period under the Plan, which is scheduled to commence upon the later of (i) July 1, 1993 or (ii) the effective date of the S-8 Registration Statement covering the shares of Common Stock issuable under the Plan. However, for any Corporate Affiliate which becomes a Participating Company in the Plan after the first day of such initial Purchase Period, a subsequent Effective Date shall be designated with respect to participation by its Eligible Employees.

         "Eligible Employee" means any person who is engaged, on a regularly scheduled basis of more than twenty (20) hours per week for more than five (5) months per calendar year, in the rendition of personal services to the Company or any other Participating Company for earnings considered wages under Section 3121(a) of the Code.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         "Participant" means any Eligible Employee of a Participating Company who is actively participating in the Plan.

         "Participating Company" means the Company and any Corporate Affiliate or Affiliates now existing or at any time hereafter created or acquired.

         "Plan Year" means the calendar year, provided that the initial Plan Year begins with the Effective Date and ends December 31, 1993.

         "Securities Act" means the Securities Act of 1933, as amended, and the regulations promulgated pursuant thereto.

         "Service" means the period during which an individual is in the employ of the Company or any Corporate Affiliate and shall be measured from the later of (i) his or her hire date or (ii) the date of the Company's acquisition of that Corporate Affiliate.

III.     ADMINISTRATION

         The Plan shall be administered by a committee (the "Plan Administrator") comprised of two or more non-employee Board members appointed from time to time by the Board. A majority of the members of the committee acting as Plan Administrator shall constitute a quorum at any meeting thereof (including telephone conferences) and the acts of a majority of the members present, or acts unanimously approved in writing by all members without a meeting,



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shall be the acts of the Plan Administrator. A member shall be considered for this purpose only if, at the time he exercises discretion in administering the Plan, he is a "disinterested person" within the meaning of Rule 16b-3 under the Exchange Act. The Board shall have the authority to remove, replace or fill any vacancy of any member of the committee acting as Plan Administrator upon notice to such committee and the affected member. Any member of the committee acting as Plan Administrator may resign upon notice to the President of the Company or to the Board. The Plan Administrator may delegate such duties and responsibilities as it deems appropriate. Subject to the provisions of the Plan, the Plan Administrator shall have the full and final authority in its discretion to:

         (a) determine from time to time whether a person is an Eligible
Employee;

         (b) determine the number of shares of Common Stock available as of the beginning of any Purchase Period or subject to each Purchase Right (defined in Section VII below);

         (c) provide for the acceleration of the right to exercise a Purchase Right (or portion thereof);

         (d) determine what securities law requirements are applicable to the Plan, Purchase Rights and the issuance of shares of Common Stock hereunder and request of a Participant that appropriate action be taken;

         (e) cancel, with the consent of the holder or as otherwise provided in the Plan Agreement, outstanding Purchase Rights;

         (f) require as a condition of the exercise of a Purchase Right or the issuance or transfer of a certificate of Common Stock, the withholding from a Participant of the amount of any federal, state or local taxes as may be required by law;

         (g) determine the restrictions or limitations on the transfer of Common Stock;

         (h) determine whether a Purchase Right is to be adjusted, modified or purchased, or become fully exercisable under Section VI. B. of the Plan;

         (i) appoint and compensate agents, counsel, auditors or other specialists to aid in the discharge of its duties;

         (j) correct any defect, supply any omission or reconcile any inconsistency in the Plan relating to a Purchase Right, in such manner and to the extent the Plan Administrator shall determine in order to carry out the purposes of the Plan; and

         (k) construe and interpret this Plan, and take all other actions and make all other determinations and take all other actions deemed necessary or advisable for the administration of this Plan.

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A member of the committee acting as Plan Administrator shall not exercise any discretion respecting himself under the Plan. Decisions of the Plan Administrator shall be final and binding on all parties who have an interest in the Plan.

IV.      PURCHASE PERIODS

         A. Shares of Common Stock shall be offered for purchase under the Plan through a series of successive periods ("Purchase Periods") until such time as
(i) the maximum number of shares of Common Stock available for issuance under the Plan shall have been purchased or (ii) the Plan shall have been sooner terminated in accordance with Section IX.

         B. The Plan shall be implemented in a series of successive Purchase Periods, each of a duration of six (6) months. The initial Purchase Period will begin upon the later of (i) July 1, 1993 or (ii) the effective date of the S-8 Registration Statement covering the shares of Common Stock issuable under the Plan and will end on the last business day in December 1993. Subsequent Purchase Periods shall run from the first business day in January to the last business day in June and from the first business day in July to the last business day in December each year.

         C. Under no circumstances shall any Purchase Period commence under the Plan, nor shall any shares of Common Stock be issued hereunder, until such time as (i) the Plan shall have been approved by the Company's shareholders and (ii) the Company shall have complied with all applicable requirements of the Securities Act, all applicable listing requirements of any securities exchange on which shares of the Common Stock are listed and all other applicable statutory and regulatory requirements.

         D. The Participant shall be granted a separate Purchase Right for each Purchase Period in which he or she participates. The Purchase Right shall be granted on the start date of the Purchase Period and shall be automatically exercised on the last day of that period.

         E. The acquisition of Common Stock through plan participation during any Purchase Period shall neither limit nor require the acquisition of Common Stock by the Participant in any subsequent Purchase Period.

V.       ELIGIBILITY AND PARTICIPATION

         A. Each Eligible Employee of a Participating Company shall be eligible to participate in the Plan on the start date of any Purchase Period beginning on or after his or her completion of the number of months of Service specified from time to time by the Plan Administrator. Unless otherwise specified by the Plan Administrator, there shall be no minimum eligibility requirements for participation in the Plan. The Plan Administrator may increase or decrease the eligibility period to be effective at the start of the next Purchase Period.

         B. To participate for a particular Purchase Period, the Eligible Employee must complete the enrollment forms prescribed by the Plan Administrator (including a purchase agreement and a payroll deduction authorization) and file such forms with the Plan



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Administrator (or is designate) on or before the start date of that Purchase
Period.

         C. The payroll deduction authorized by the Participant for purposes of acquiring shares of Common Stock under the Plan may be any multiple of one percent (1%) of the Base Salary paid to the Participant during the Purchase Period, up to a maximum of fifteen percent (15%). The deduction rate so authorized shall continue in effect for the entire Purchase Period and for each successive Purchase Period under the Plan, except to the extent such rate is changed in accordance with the following guidelines:

         - The Participant may, at any time during the Purchase Period, reduce his or her rate of payroll deduction. Such reduction shall become effective as soon as possible following the filing of the requisite reduction form with the Plan Administrator (or its designate), but the Participant may not effect more than one such reduction per Purchase Period.

         - The Participant may, prior to the commencement of any new Purchase Period, increase or decrease the rate of his or her payroll deduction by filing the appropriate form which the Plan Administrator (or its designate). The new rate (which may not exceed the fifteen percent (15%) maximum) shall become effective as of the start date of the new Purchase Period.

Payroll deduction will automatically cease upon the termination of the Participant's Purchase Right in accordance with the applicable provisions of
Section VII below.

VI.      STOCK SUBJECT TO PLAN

         A. The Common Stock purchasable under the Plan shall, solely in the discretion of the Plan Administrator, be made available from either authorized but unissued shares of Common Stock or from shares of Common Stock reacquired by the Company, including shares of Common Stock purchased on the open market. The total number of shares which may be issued under the Plan shall not exceed 150,000 shares (subject to adjustment under Section VI. B. below).

         B. In the event any change is made to the outstanding Common Stock by reason of any stock dividend, stock split, combination of shares or other change affecting such Common Stock as a class without the Company's receipt of consideration, appropriate adjustments shall be made by the Plan Administrator to (i) the class and maximum number of securities issuable over the term of the Plan, (ii) the class and maximum number of securities purchasable per Participant during any one Purchase Period and (iii) the class and number of securities and the price per share in effect under each Purchase Right at the time outstanding under the Plan. Such adjustments shall be designed to preclude the dilution or enlargement of rights and benefits under the Plan.

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VII.     PURCHASE RIGHTS

         A. Purchase Rights of Eligible Employees. An Eligible Employee who participates in the Plan for a particular Purchase Period shall have the right to purchase shares of Common Stock upon the terms and conditions set forth in this Section VII ("Purchase Rights") and shall execute a purchase agreement embodying such terms and conditions and such other provisions (not inconsistent with the Plan) as the Plan Administrator may deem advisable.

         B. Purchase Price. Common Stock shall be issuable at the end of each Purchase Period at a Purchase Price equal to eighty-five percent (85%) of the lower of (i) the fair market value per share on the start date of the Purchase Period or (ii) the fair market value per share on the purchase date at the end of that Purchase Period (the "Purchase Price").

         C. Valuation. For purposes of the Plan, the fair market value per share of Common Stock on any relevant date shall be the closing selling price per share on that date, as officially quoted on the Nasdaq National Market. If there is no quoted selling price for such date, then the closing selling price per share of Common Stock on the next preceding day for which there does exist such a quotation shall be determinative of fair market value.

         D. Number of Purchasable Shares.

            (i) The number of shares purchasable per Participant during the Purchase Period shall be the number of whole shares obtained by dividing the amount collected from the Participant through payroll deductions during that period by the Purchase Price in effect for such period.

            (ii) In addition, the following limitations shall be in effect for the initial Purchase Period beginning July 1, 1993 and ending December 31, 1993: (a) Participants subject to the short-swing profit rules of the federal securities laws may not purchase more than One Thousand Seven Hundred Fifty (1,750) shares of Common Stock in the aggregate and (b) all Participants as a group may not purchase more than Forty-Three Thousand Five Hundred (43,500) shares of Common Stock.

            (iii) Under no circumstances shall Purchase Rights be granted under the Plan to any Eligible Employee if such individual would, immediately after the grant, own (within the meaning of Code Section 424(d)) or hold outstanding options or other rights to purchase, stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any Corporate Affiliate.

         E. Payment. Payment for the Common Stock purchased under the Plan shall be effected by means of the Participant's authorized payroll deductions. Such deductions shall begin on the first pay day coincident with or immediately following the start date of the Purchase Period and shall (unless sooner terminated by the Participant) continue through the pay day ending with or immediately prior to the last day of the Purchase Period. The amounts so



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collected shall be credited to the Participant's Account under the Plan, but no interest shall be paid on the balance from time to time outstanding in such Account. The amounts collected from a Participant may be commingled with the general assets of the Company and may be used for general corporate purposes.

         F. Termination of Purchase Right. The following provisions shall govern the termination of outstanding Purchase Rights:

            (i) A Participant may, at any time prior to the last five (5) business days of the Purchase Period, terminate his or her outstanding Purchase Right under the Plan by filing the prescribed notification form with the Plan Administrator (or its designate). No further payroll deductions shall be collected from the Participant with respect to the terminated Purchase Right and, at the Participant's election, any payroll deductions collected to date during the Purchase Period shall be immediately refunded or held for the purchase of shares at the end of the Purchase Period. If no such election is made, then the collected deductions shall be refunded as soon as possible after the end of the Purchase Period.

            (ii) The termination of such Purchase Right shall be irrevocable, and the participant may not subsequently rejoin the Purchase Period for which the terminated Purchase Right was granted. In order to resume participation in any subsequent Purchase Period, such individual must re-enroll in the Plan (by making a timely filing of a new purchase agreement and payroll deduction authorization) on or before the start date of the new Purchase Period.

            (iii) If the Participant ceases to remain an Eligible Employee while his or her Purchase Right remains outstanding, then such Purchase Right shall immediately terminate, and the Participant (or the personal representative of the Participant's estate in the event of his or her death) shall have the following election, exercisable up until the end of the Purchase Period in which such cessation of Eligible Employee status occurs:

                    (a) to withdraw all of the Participant's payroll deductions for that Purchase Period; or

                    (b) to have such funds held for the purchase of shares at the end of that Purchase Period.

If no such election is made, then the collected deductions shall be refunded as soon as possible after the end of the Purchase Period. In no event, however, may any additional payroll deductions be made on the Participant's behalf following his or her cessation of status as an Eligible Employee.

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         G. Stock Purchase. On the last day of the Purchase Period, shares of
Common Stock shall automatically be purchased on behalf of each Participant (other than Participants whose payroll deductions have previously been refunded in accordance with the Termination of Purchase Right provisions in Section VII.
F. above). The purchase shall be effected by applying each Participant's payroll deductions for the Purchase Period to the purchase of whole shares of Common Stock (subject to the foregoing limitations on both the maximum and aggregate number of purchasable shares) at the Purchase Price in effect for that Purchase Period. However, any payroll deductions not applied to the purchase of Common Stock by reason of (i) the limitation on the maximum number of shares purchasable by the Participant during the Purchase Period or (ii) the maximum number of shares purchasable in the aggregate during the initial Purchase Period shall be promptly refunded to the Participant.

         H. Proration of Purchase Rights. Should the total number of shares of Common Stock which are to be purchased pursuant to outstanding Purchase Rights on any particular date exceed the number of shares then available for issuance under the Plan (including the limitation on issuances for the initial Purchase Period), the Plan Administrator shall make a pro-rata allocation for the available shares on a uniform and nondiscriminatory basis, and the payroll deductions of each Participant, to the extent in excess of the aggregate Purchase Price payable for the Common Stock pro-rated to such individual, shall be refunded to such Participant.

         I. Rights as Shareholder. A Participant shall have no shareholder rights with respect to the shares subject to his or her outstanding Purchase Right until the shares are actually purchased on the Participant's behalf in accordance with the applicable provisions of the Plan. No adjustments shall be made for dividends, distributions or other rights for which the record date is prior to the date of such purchase. A Participant shall be entitled to receive, as soon as practicable after the end of the Purchase Period, a stock certificate for the number of shares purchased on the Participant's behalf. Such certificate may, upon the Participant's request, be issued in the names of the Participant and his or her spouse as community property or as joint tenants with right of survivorship.

         J. Assignability. No Purchase Right granted under the Plan shall be assignable or transferable by the Participant other than by will or by the laws of descent and distribution following the Participant's death, and during the Participant's lifetime the Purchase Right shall be exercisable only by the Participant.

         K. Change in Control. If there is a Change in Control of the Company (as defined herein) or the Plan Administrator reasonably anticipates a Change in Control is likely to occur then (1) the Plan Administrator may cause each Purchase Right to be immediately exercisable; (2) the Plan Administrator may provide that upon such Change in Control each Purchase Right may be purchased by the Company in an amount equal to the excess, if any, of the aggregate fair market value per share of Common Stock subject to the Purchase Right (or portion thereof) over the aggregate Purchase Price of the shares subject to the Purchase Right (or portion thereof) which the Plan Administrator determines to purchase; or (3) the Company may provide for any combination of (1) and (2) above. For purposes of this Section VII. K., the aggregate fair market value per share of Common Stock subject to the Purchase Right that the Plan Administrator determines to purchase shall be determined by the Plan Administrator by reference to the cash or

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fair market value of the securities, property or other consideration receivable pursuant to the Change in Control described in this Section VII. K. The aggregate Purchase Price of the Common Stock shall be determined by multiplying the number of such shares by the Purchase Price. In the event of a Change in Control, and if the Purchase Right is unexercised and the Plan Administrator does not exercise its discretion hereunder to purchase the Purchase Right, then the Purchase Right shall be regarded as the right to receive the securities, property, cash or other consideration receivable by stock holders of the Company immediately prior to the Change in Control. The provisions of this Section VII.
K. shall be construed consistently with the terms of conditions of any regulation or ruling respecting the status of Purchase Rights under Section 423 of the Code and the receipt of cash or other consideration coincident with the cancellation of such Purchase Rights, and in order to provide the Participant the economic benefit of the Purchase Right without incurring liability under
Section 16(b) of the Exchange Act. A "Change in Control" shall be deemed to have occurred on the first to occur of any of the following events:

            (i) An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange
                    Act) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty-five percent (25%) or more of either (1) the then outstanding shares of Common Stock of the Company or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); excluding, however, the following: (1) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (2) any acquisition by the Company; (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or (4) any acquisition by any Person pursuant to a transaction which complies with clauses (1), (2) and (3) of subsection
                    (iii) of this Section VII. K.; or

            (ii) Within any period of 24 consecutive months, a change in the composition of the Board such that the individuals who, immediately prior to such period, constituted the Board (such board shall be hereinafter referred to as the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this Section VII. K., that any individual who becomes a member of the Board during such period, whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange
                    Act) or other actual or threatened



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                    solicitation of proxies or consents by or on behalf of a
                    Person other than the Board shall not be so considered as a member of the Incumbent Board; or

            (iii) The approval by the shareholders of the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company ("Corporate Transaction"); excluding, however, such a Corporate Transaction pursuant to which (1) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the outstanding Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than seventy-five percent (75%) of, respectively, the outstanding shares of Common Stock, and the combined voting power of the then Outstanding Voting Securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets, either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the outstanding Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (other than the Company, any employee benefit plan (or related trust) sponsored or maintained by the Company, by any corporation controlled by the Company, or by such corporation resulting from such Corporate Transaction) will beneficially own, directly or indirectly, more than twenty-five percent (25%) of, respectively, the outstanding shares of Common Stock of the corporation resulting from such corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors, except to the extent that such ownership existed with respect to the Company prior to the Corporate Transaction, and (3) individuals who were members of the Board immediately prior to the approval by the shareholders of the Company of such Corporate Transaction will constitute at least a majority of the members of the board of directions of the corporation resulting from such Corporate Transaction; or

            (iv) The approval by the shareholders of the Company of a complete liquidation or dissolution of the Company, other than to a corporation pursuant to a transaction which would comply with clauses (1), (2) and (3) of subsection (iii) of this Section VII. K., assuming for this purpose that such transaction were a Corporate Transaction.

VIII.    ACCRUAL LIMITATIONS

         A. No Participant shall be entitled to accrue rights to acquire Common Stock



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pursuant to any Purchase Right outstanding under this Plan if and to the extent such accrual, when aggregated with (i) rights to purchase Common Stock accrued under any other Purchase Right outstanding under this Plan and (ii) similar rights accrued under other employee stock purchase plans (within the meaning of Section 423 of the Code) of the Company or its Corporate Affiliates, would otherwise permit such Participant to purchase more than $25,000 worth of stock of the Company or any Corporate Affiliate (determined on the basis of the fair market value of such stock on the date or dates such rights are granted the Participant) for each calendar year such rights are at any time outstanding.

         B. For purposes of applying such accrual limitations, the right to acquire Common Stock purchase to each Purchase Right outstanding under the Plan shall accrue as follows:

            (i) The right to acquire Common Stock under each such Purchase Right shall accrue as and when the Purchase Right first becomes exercisable on the last business day of the Purchase Period for which such right is granted.

            (ii) No right to acquire Common Stock under any outstanding Purchase Right shall accrue to the extent the Participant has already accrued in the same calendar year the right to acquire $25,000 worth of Common Stock (determined on the basis of the fair market value on the date or dates of grant) pursuant to one or more Purchase Rights held by the Participant during such calendar year.

            (iii) If by reason of such accrual limitations, any Purchase Right of a Participant does not accrue on the last business day of a particular Purchase Period, then the payroll deductions which the Participant made during that Purchase Period shall be promptly refunded.

         C. In the event there is any conflict between the provisions of this
Section VIII and one or more provisions of the Plan or any instrument issued thereunder, the provisions of this Section VIII shall be controlling.

IX.      AMENDMENT AND TERMINATION

         A. Except as described below, the Board may at any time amend, waive, discharge or terminate the Plan even with prejudice to a Participant. The Board or the Plan Administrator may amend, waive, discharge, terminate, modify, extend, replace or renew an outstanding Purchase Right, even with prejudice to a Participant, provided such a change does not cause the Plan to fail to be a plan as described in Section 423 of the Code. However, the Board may not, without the approval of the Company's shareholders:



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            (i)     materially increase the number of shares issuable under the
                    Plan, except that the Plan Administrator shall have the authority, exercisable without shareholder approval, to effect adjustments to the extent necessary to reflect changes in the Company's capital structure pursuant to
                    Section VI. B.;

            (ii) alter the Purchase Price formula so as to reduce the Purchase Price payable for the shares issuable under the Plan; or

            (iii) materially increase the benefits accruing to Participants under the Plan or materially modify the requirements for eligibility to participate in the Plan.

X.       GENERAL PROVISIONS

         A. The Plan shall become effective on the designated Effective Date, provided that no Purchase Period shall commence, and no shares of Common Stock shall be issued hereunder until (i) the Plan shall have been approved by the shareholders and (ii) the Company shall have complied with all applicable requirements of the Securities Act of 1933 (as amended), all applicable listing requirements of any securities exchange on which shares of the Common Stock are listed and all other applicable requirements established by law or regulation. In the event such shareholder approval is not obtained, or such Company compliance is not effected, within twelve (12) months after the date on which the Plan is adopted by the Board, the Plan shall terminate and have no further force or effect.

         B. All costs and expenses incurred in the administration of the Plan shall be paid by the Company.

         C. Neither the action of the Company in establishing the Plan, nor any action taken under the Plan by the Board or the Plan Administrator, nor any provision of the Plan itself shall be construed so as to grant any person the right to remain in the employ of the Company or any of its Corporate Affiliates for any period of specific duration, and such person's employment may be terminated at any time, with or without cause.

         D. The provisions of the Plan shall be governed by the laws of the state of Illinois without resort to that state's conflict-of-laws rules.



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